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                                                                     EXHIBIT 4.2

                           Amendment to Common Stock
                               Purchase Agreement


         This Amendment, made effective the 29th day of February, 1996, by and among McLaughlin Group LLC (as assignee of McLaughlin Enterprises, Inc.) (the "Purchaser"), MSU Corporation, a Florida corporation (the "Company"), MSU Public Limited Company, a corporation formed under the laws of England and Wales (a "Subsidiary"), and MSU (UK) Limited, a corporation formed under the laws of England and Wales (a "Subsidiary"), amending that certain Common Stock Purchase Agreement, dated effective the 30th day of January, 1996 (the "Purchase Agreement"). Defined terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

                                R E C I T A L S

         This Amendment is entered into in connection with the Second Closing under the Purchase Agreement pursuant to which Purchaser is purchasing the Second Round Shares.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   Section 1.
                                   Amendment

         Section 6.10 of the Purchase Agreement is hereby amended to add a new
Section 6.10(c) to hereafter read as follows:

                 6.10(c) In the event any capital stock or any debt or equity instruments that are convertible into or exercisable or exchangeable for capital stock are issued to any Company shareholders in connection with matters pertaining to or related to any one or more of (i) Millport Limited, (ii) the Company's Regulation S Offering for which Millport Limited served as placement agent, (iii) certain recipients of Company common stock in such Regulation S Offering, and (iv) the Exchange Agreement, dated October 3, 1994, among certain persons and Capital Acquisition Company, the Company's predecessor; then Purchaser shall be issued such number of additional shares of Common Stock as will result in Purchaser being the registered holder of 10% (exclusive of any ownership interest attributable to Purchaser's Warrant) of the outstanding Common Stock (on a fully diluted basis with all warrants [excluding Purchaser's Warrant], options, convertible securities and the like deemed exercised or converted, as appropriate).

                 With regard to the matters referenced in the preceding paragraph, the Company acknowledges its commitment to promptly take all reasonable and prudent action to obtain recovery from Millport, Ltd., Martin Miller and the obligors on the notes (the "Miller Group"). The Company agrees not to issue any





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         capital stock or any debt or equity instruments that are convertible into or exchangeable for capital stock to any one or more Company shareholders in connection with any matter referenced in the preceding paragraph unless and until the following have occurred:

                 1. All reasonable and prudent action to recover from the Millport Group has been taken.

                 2. Proper claims are asserted by one or more of the Company shareholders.

                 3. Liability is determined to exist either by a court of competent jurisdiction or an independent committee of the Company's Board of Directors applying, in each case, Florida and other applicable law; and, assuming liability is determined to exist, such independent committee determines that an issuance of Company securities is a prudent and advisable means of settling the liability.

                                   Section 2.
                 Representations and Warranties of the Company

         The Company hereby represents and warrants to Purchaser as follows:

         2.1 Corporate Power. The Company and each Subsidiary has all requisite corporate power and authority to enter into this Amendment and to carry out and perform their respective obligations under the terms of the Purchase Agreement, as amended hereby.

         2.2 Authorization. All corporate action on the part of the Company and each Subsidiary, their respective directors and stockholders necessary for the authorization, execution, delivery and performance by the Company and each Subsidiary of this Amendment and the consummation of the transactions contemplated herein has been taken. The Purchase Agreement, as amended hereby, is the valid and binding agreement of the Company and each Subsidiary, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application offering enforcement of creditors' rights generally. The authorization, execution, delivery and performance by the Company and each Subsidiary of this Amendment, and the Purchase Agreement, as amended hereby, will not violate or constitute a default under any provision of state, federal or other applicable laws to which the Company or any Subsidiary is subject, the Company's or any Subsidiary's Articles of Incorporation (or comparable document), as amended, or Bylaws (or comparable document), as amended, or any mortgage, indenture, agreement, instrument, judgment, decree, order, rule or a regulation or other restriction to which the Company or any Subsidiary is a party or by which it is bound, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or any Subsidiary.

         2.3 Consents. All consents, qualifications, orders, approvals, or authorizations of, or filings with, any governmental authority required in connection with the Company's and each Subsidiary's valid execution, delivery and performance of this Amendment and the consummation




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of the transactions contemplated on the part of the Company and each Subsidiary under the Purchase Agreement, as amended hereby, have been duly obtained and are effective on and as of the date hereof to the extent required by law.

                                   Section 3.
                                 Miscellaneous

         3.1 Governing Law. This Amendment shall be governed in all respects by the laws of the State of Texas applicable to contracts made and to be wholly performed in the State of Texas.

         3.2 Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         3.3 Amendments. No provision hereof shall be modified or amended orally or by a course of conduct but only by a written instrument expressly referring hereto signed by both parties.


         IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers, directors or members effective the day and year first above written.


MSU Corporation                                McLaughlin Group LLC

By:  KEITH CHARLES HALL                        By:  MARK McLAUGHLIN
   --------------------------------               ------------------------------
     Keith Charles Hall, President                  Mark McLaughlin, Member


MSU Public Limited Company                     MSU (UK) Limited

By:  KEITH CHARLES HALL                        By:  KEITH CHARLES HALL
   --------------------------------               ------------------------------
     Keith Charles Hall,                            Keith Charles Hall,
     Managing Director                              Managing Director


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